Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:

Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	727.213.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports First Quarter 2011 Earnings

CLEARWATER, Fla. – (May 10, 2011) — Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months ended March 31, 2011.

Income available to common stockholders for the first quarter of 2011 was $776,000, or $0.12 per diluted common share, compared with $698,000, or $0.10 per diluted common share, for the first quarter of 2010.

Gross premiums earned was $30.9 million for the quarter ended March 31, 2011 compared with $30.3 million for the quarter ended March 31, 2010. Net premiums earned (gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain of the risks from hurricanes and other catastrophes) for the first quarter of 2011 increased approximately three percent to $16.7 million from $16.2 million in the prior year quarter.

Losses and loss adjustment expenses (the expenses associated with investigating and settling claims) for the first quarter of 2011 were $10.4 million compared with $9.8 million in the prior year quarter. Policy acquisition and other underwriting expenses for the three-month periods ended March 31, 2011 and 2010 were both $4.3 million.

During the three months ended March 31, 2011, the company repurchased and retired a total of 83,594 common shares at an average price of $8.23 per share. As of March 28, 2011, the maximum amount designated for repurchases under this plan was expended and the share repurchase program was terminated. On March 25, 2011, the company completed an offering of Series A 7 percent cumulative convertible preferred stock, selling 1,247,700 shares at a price of $10 per share.

“We are pleased to report our 14th consecutive profitable quarter,” said Homeowners Choice Chief Executive Officer, F.X. McCahill. “I’m confident in the company’s ability to continue profitability while increasing its penetration within the Florida property and casualty market.”

Conference Call

The company will host an earnings conference call on Tuesday, May 10, at 4:30 p.m. EDT to discuss its first quarter 2011 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until June 10, 2011.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice today serves approximately 61,000 policyholders throughout Florida representing approximately $130 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell Microcap Index. Its warrants trade on the same market under the ticker symbol HCIIW. Its Series A 7 percent cumulative convertible preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance the company will continue profitability or increase penetration into the Florida property and casualty market. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

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HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At March 31,	At December 31,
	2011	2010
	(Unaudited)
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost $28,131 and $28,456)	$28,154	28,564
Equity securities, available-for-sale, at fair value	4,030	884
Time deposits	14,171	14,033

Total investments	46,355	43,481
Cash and cash equivalents	58,471	54,849
Accrued interest and dividends receivable	282	180
Premiums receivable	4,670	5,822
Assumed reinsurance balances receivable	—	26
Prepaid reinsurance premiums	9,638	17,787
Deferred policy acquisition costs	6,757	9,407
Property and equipment, net	8,346	7,755
Deferred income taxes	1,572	584
Other assets	6,193	1,057

Total assets	$142,284	140,948

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	24,050	22,146
Unearned premiums	47,066	65,034
Advance premiums	7,061	1,114
Accrued expenses	2,065	2,385
Income taxes payable	1,336	310
Other liabilities	3,296	3,330

Total liabilities	84,874	94,319

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 1,247,700 shares issued and outstanding in 2011	—	—
Preferred stock (no par value 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common Stock, (no par value, 40,000,000 shares authorized, 6,141,802 and 6,205,396 shares issued and outstanding in 2011 and 2010)	—	—
Additional paid-in capital	29,315	18,606
Retained earnings	28,242	28,065
Accumulated other comprehensive loss	(147)	(42)

Total stockholders’ equity	57,410	46,629

Total liabilities and stockholders’ equity	$142,284	140,948

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue
Gross premiums earned	$30,896	30,344
Premiums ceded	(14,222)	(14,103)

Net premiums earned	16,674	16,241
Net investment income	564	531
Realized investment gains	153	—
Other	658	215

Total revenue	18,049	16,987

Expenses
Losses and loss adjustment expenses	10,403	9,813
Policy acquisition and other underwriting expenses	4,263	4,292
Other operating expenses	2,128	1,696

Total expenses	16,794	15,801

Income before income taxes	1,255	1,186

Income taxes	462	488

Net income	$793	698

Preferred stock dividends	(17)	—

Income available to common stockholders	$776	698

Basic earnings per common share	$0.13	0.11

Diluted earnings per common share	$0.12	0.10

Dividends per common share	$0.10	—